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           EXHIBIT 15.1 -- INDEPENDENT ACCOUNTANTS' REVIEW REPORT



Board of Directors
Price Enterprises, Inc.


We have reviewed the accompanying consolidated balance sheet of Price Enterprises, Inc. as of March 17, 1996 and the related consolidated statements of income for the twelve and twenty-eight week periods ended March 17, 1996 and March 12, 1995, and the consolidated statements of cash flows for the twenty-eight week periods ended March 17, 1996 and March 12, 1995. These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Price Enterprises, Inc. as of August 31, 1995, and the related statements of income, stockholders' equity, and cash flows for the year then ended (not presented herein) and in our report dated October 10, 1995, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of August 31, 1995, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.




ERNST & YOUNG LLP
San Diego, California
April 10, 1996



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